Exhibit 99

Dollar General Corporation Reports Third Quarter 2018 Financial Results

Updates Fiscal 2018 Guidance

Announces Fiscal 2019 Real Estate Growth Plan

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 4, 2018--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2018 third quarter (13 weeks) ended November 2, 2018.

  Net Sales Increased 8.7%; Same-Store Sales Increased 2.8%
  Diluted Earnings Per Share (“EPS”) Increased 35.5% to $1.26, including an estimated $0.05 net-negative impact from hurricane-related expenses and greater-than-anticipated other disaster-related expenses
  Cash Flows From Operations Increased 32.5% to $1.5 billion
  $374 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Board of Directors Declares Fourth Quarter 2018 Cash Dividend of $0.29 per share

“During the third quarter, we delivered strong operating performance and financial results,” said Todd Vasos, Dollar General’s chief executive officer. “I am particularly proud of our team’s dedication to our mission of Serving Others, which was on display this quarter as employees across our organization rallied to help our communities in need during the aftermath of two devastating hurricanes. Despite the challenges created by these weather events in the quarter, we achieved strong top-line growth and remained focused on expense control. Both consumables and non-consumables categories drove our financial performance this quarter, and we achieved our highest two-year same-store-sales stack in 11 quarters.”

Third Quarter 2018 Highlights

Net sales increased 8.7% to $6.4 billion in the third quarter of 2018 compared to $5.9 billion in the third quarter of 2017. This net sales increase was positively affected by sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 2.8% from the third quarter of 2017, driven by an increase in average transaction amount and positive results in the consumables, seasonal and home categories, partially offset by sales declines in the apparel category. Customer traffic was essentially flat.

Gross profit as a percentage of net sales was 29.5% in the third quarter of 2018 compared to 29.9% in the third quarter of 2017, a decrease of 39 basis points. This gross profit rate decrease was primarily attributable to an increase in the LIFO provision, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of sales within the consumables category, higher markdowns, and increased transportation costs. These factors were partially offset by an improved rate of inventory shrink.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.6% in the third quarter of 2018 compared to 22.9% in the third quarter of 2017, a decrease of 21 basis points. This SG&A decrease as a percentage of net sales was primarily attributable to reductions in incentive compensation expenses, advertising and supplies expenses, and lower repairs and maintenance expenses as a percentage of sales, partially offset by increased depreciation expenses. SG&A for the third quarter of 2018 included an estimated $14.1 million of hurricane-related expenses as well as an estimated $5.8 million year-over-year increase in other disaster-related expenses, both of which were greater than anticipated (collectively, the “Disaster-Related Expenses”). In total, these Disaster-Related Expenses had a negative 31 basis point impact on 2018 third quarter SG&A as a percentage of net sales. In the third quarter of 2017, the Company incurred $24.8 million of expenses related to two hurricanes, which had a negative 42 basis point impact on 2017 third quarter SG&A as a percentage of net sales.

Operating profit for the third quarter of 2018 grew 5.9% to $442.1 million compared with $417.4 million in the third quarter of 2017.

The effective income tax rate in the third quarter of 2018 was 20.0% compared to 35.8% in the third quarter of 2017. The effective income tax rate for the third quarter of 2018 was lower than the third quarter of 2017 primarily due to the federal tax law changes contained in the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017, including a federal income tax rate of 21% in the 2018 period compared to 35% in the 2017 period.

The Company reported net income of $334 million for the third quarter of 2018 compared to $253 million in the third quarter of 2017. Diluted EPS grew 35.5% to $1.26 in the third quarter of 2018 compared to diluted EPS of $0.93 in the third quarter of 2017. Diluted EPS for the third quarter of 2018 included an estimated $0.05 net negative impact from the Disaster-Related Expenses, and the third quarter of 2017 also included an estimated $0.05 hurricane-related net negative impact. For fiscal year 2018, the Company expects to record a total of approximately $0.09 in expenses during the third and fourth quarters related to the aforementioned third quarter disasters, which includes an estimated $0.04 that is expected to be recorded in the fourth quarter of fiscal 2018.

39-Week Period Highlights

For the 39-week period ended November 2, 2018, net sales increased 9.4% to $19.0 billion compared to $17.3 billion in the comparable 2017 period. The net sales increase in the 2018 period was positively affected by sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 2.9% from the 39-week period of 2017, driven by an increase in average transaction amount, partially offset by a modest decline in customer traffic. Growth in same-store sales for the 2018 period was driven by positive results in the consumables and seasonal categories, partially offset by sales declines in the apparel and home categories.

Gross profit as a percentage of net sales was 30.2% in the 39-week period of 2018 compared to 30.3% in the comparable 2017 period, a decrease of 10 basis points. This gross profit rate decrease was primarily attributable to a greater portion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, sales of lower margin products comprising a higher proportion of sales within the consumables category, increased transportation costs and higher markdowns. These factors were partially offset by an improved rate of inventory shrink and higher initial markups on inventory purchases.

SG&A as a percentage of net sales was 22.4% in the 39-week period of 2018 compared to 22.3% in the comparable 2017 period, an increase of 9 basis points. This SG&A increase in the 2018 period as a percentage of net sales was primarily attributable to increases in utilities expenses, depreciation expenses, occupancy costs and professional fees, each of which increased at a rate faster than the increase in net sales, partially offset by a reduction in repairs and maintenance expenses, as a percentage of sales. As noted above, the 2017 and 2018 periods include hurricane-related expenses, and the 2018 period also includes greater-than-anticipated other disaster-related expenses. The 2017 period also included incremental expenses, primarily for lease termination costs, related to the acquisition of Dollar Express store locations in the second quarter of 2017.

Operating profit for the 39-week period of 2018 grew 6.7% to $1.5 billion compared with $1.4 billion in the comparable 2017 period.

The effective income tax rate in the 39-week period of 2018 was 21.1% compared to 36.8% in the comparable 2017 period. The effective income tax rate was lower in the 2018 period primarily due to the federal tax law changes contained in the TCJA, including a federal income tax rate of 21% in the 2018 period compared to 35% in the 2017 period.

The Company reported net income of $1.1 billion for the 39-week period of 2018 compared to $827 million in the comparable 2017 period. Diluted EPS grew 37.1% to $4.14 for the 39-week period of 2018 compared to diluted EPS of $3.02 in the comparable 2017 period. Diluted EPS for the 2018 period included an estimated $0.05 net-negative impact from the Disaster-Related Expenses. The comparable 2017 period also included an estimated $0.05 hurricane-related net negative impact, driven by hurricane-related expenses. Diluted EPS for the 2017 39-week period also included an approximate $0.02 charge primarily for the lease termination costs related to the acquisition of the Dollar Express store locations in the second quarter of 2017.

Merchandise Inventories

As of November 2, 2018, total merchandise inventories, at cost, were $3.98 billion compared to $3.60 billion as of November 3, 2017, an increase of approximately 4.0% on a per store basis.

Capital Expenditures

Total additions to property and equipment in the 2018 39-week period were $551 million, including approximately: $228 million for improvements, upgrades, remodels and relocations of existing stores; $168 million for distribution and transportation related projects; $106 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; and $36 million for information systems upgrades and technology-related projects. During the 2018 39-week period, the Company opened 750 new stores, remodeled 925 stores and relocated 92 stores.

Share Repurchases

The Company repurchased $298 million of its common stock, or 2.8 million shares, under its share repurchase program in the third quarter of 2018, at an average price of $107.55 per share. From the inception of the share repurchase program in December 2011 through the end of the third quarter of 2018, the Company has repurchased 87.9 million shares of its common stock at an average price of $65.93 per share, for a total cost of $5.8 billion. The total remaining authorization for future repurchases was approximately $706 million at the end of the third quarter of 2018. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend

On December 3, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share on the Company’s common stock, payable on or before January 22, 2019 to shareholders of record on January 8, 2019. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2018 Financial Guidance and Store Growth Outlook

“As a result of the third quarter hurricanes and other disasters, we will record greater-than-anticipated expenses in the second half of 2018,” said John Garratt, Dollar General’s chief financial officer. “In total, the impact to third quarter EPS was an estimated $0.05 per diluted share and we expect to see an additional estimated $0.04 impact on our fourth quarter diluted EPS. We have adjusted our full-year outlook to reflect the estimated $0.09 impact of these events, ongoing transportation cost pressures and year-to-date results. Despite these challenges, we expect to deliver our 29th consecutive year of same-store-sales growth with strong net sales, EPS and cash flow growth.”

The Company is updating its financial guidance for the fiscal year ending February 1, 2019 (“fiscal year 2018”) that was issued on August 30, 2018. The Company’s financial guidance for fiscal year 2018 is now as follows:

  For fiscal year 2018, the Company expects net sales growth to be approximately 9.0%, compared to the previous range of 9% to 9.3%, and expects same-store sales growth to be in the middle of the previous range of mid-to-high two percent.
  The Company expects its fiscal year 2018 operating margin rate to be modestly below the fiscal year 2017 operating margin rate. This compares to the previous guidance of a relatively unchanged operating margin rate in fiscal year 2018 compared with fiscal year 2017.
  The Company expects its fiscal year 2018 diluted EPS to be $5.85 to $6.05, compared to its previous diluted EPS guidance range of $5.95 to $6.15. This diluted EPS guidance assumes an effective tax rate in the range of 21% to 22%, compared with the lower end of the 22% to 23% range that the Company previously provided.
  The Company continues to anticipate a cash benefit of approximately $300 million in fiscal year 2018 as a result of the TCJA.
  In addition, the Company expects share repurchases for fiscal year 2018 to be a minimum of $850 million, and is narrowing its expectations for capital expenditures for fiscal year 2018 to a range of $725 million to $775 million, compared to its previous range of $725 million to $800 million.

The Company is also reiterating its plans to execute approximately 2,000 real estate projects, including 900 new store openings, 1,000 mature store remodels, and 100 store relocations.

Fiscal Year 2019 Store Growth Outlook

For the 52-week fiscal year ending January 31, 2020 (“fiscal year 2019”), the Company plans to execute approximately 2,075 real estate projects, including 975 new store openings, 1,000 mature store remodels, and 100 store relocations.

“We remain very excited about our future real estate growth opportunities,” continued Mr. Vasos. “We believe our ongoing investment in high-return real estate projects, along with our strategic initiatives, will not only continue to drive long-term shareholder value, but will also allow us to further enhance our ability to serve our communities and our customers.”

Conference Call Information

The Company will hold a conference call on Tuesday, December 4, 2018, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 5554588. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through Monday, December 17, 2018, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 5554588.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made in the sections entitled “Third Quarter 2018 Highlights,” “Fiscal Year 2018 Financial Guidance and Store Growth Outlook,” “Fiscal Year 2019 Store Growth Outlook,” “Share Repurchases,” and “Dividend”. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” ”guidance,” “years ahead,” “looking ahead,” “looking forward,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic conditions and other economic factors, including but not limited to employment levels, credit availability and spending patterns, inflation, commodity prices, fuel prices, interest rates, measures that create barriers to or increase the costs associated with international trade (including increased import duties or tariffs), and healthcare and housing costs, and their effect on, as applicable, consumer demand, customer traffic, customer disposable income, our ability to execute our strategic initiatives, our cost of goods sold, our SG&A expenses and real estate costs;
  failure to successfully execute the Company’s strategies and initiatives, including those relating to merchandising, marketing, real estate and new store development, digital, sourcing, shrink, private brand, inventory management, distribution and transportation, store operations, store formats, budgeting and expense reduction, and technology;
  failure to open, relocate and remodel stores profitably and on schedule, as well as failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  effective response to competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, the creation of a more convenient customer online and in-store shopping experience, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds, whether as a result of cybersecurity attacks or otherwise;
  disruptions, unanticipated or unusual expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments, increases in transportation costs (including increased fuel costs and carrier rates or driver wages), work stoppages or other labor disruptions that could impede the receipt of or delivery of merchandise, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  unfavorable publicity or consumer perception of the Company’s products, including, but not limited to, related product liability;
  risks and challenges associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving its gross profit rate;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, environmental compliance, product safety or labeling, food safety, information security and privacy, and labor and employment laws, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and geo-political events;
  damage or interruption to the Company’s information systems or failure of technology initiatives to deliver desired or timely results;
  ability to attract, train and retain qualified employees, while controlling labor costs and other labor issues;
  loss of key personnel, inability to hire additional qualified personnel or disruption of executive management as a result of retirements or transitions;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or a lowering of the Company’s credit ratings;
  new accounting guidance, or changes in the interpretation or application of existing guidance, such as changes to guidance related to leases;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,227 stores in 44 states as of November 2, 2018. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 2	November 3	February 2
	2018	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$260,688	$226,192	$267,441
Merchandise inventories	3,979,105	3,597,195	3,609,025
Income taxes receivable	114,647	99,678	108,265
Prepaid expenses and other current assets	275,904	230,269	263,121
Total current assets	4,630,344	4,153,334	4,247,852
Net property and equipment	2,921,943	2,654,936	2,701,282
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,270	1,200,481	1,200,428
Other assets, net	29,875	27,416	28,760
Total assets	$13,121,021	$12,374,756	$12,516,911

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,929	$401,532	$401,345
Accounts payable	2,336,772	1,978,032	2,009,771
Accrued expenses and other	638,644	553,596	549,658
Income taxes payable	4,837	4,646	4,104
Total current liabilities	2,982,182	2,937,806	2,964,878
Long-term obligations	2,902,439	2,719,568	2,604,613
Deferred income taxes	583,066	690,795	515,702
Other liabilities	297,446	282,432	305,944
Total liabilities	6,765,133	6,630,601	6,391,137

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	230,022	237,598	235,141
Additional paid-in capital	3,239,170	3,176,406	3,196,462
Retained earnings	2,890,147	2,334,534	2,698,352
Accumulated other comprehensive loss	(3,451)	(4,383)	(4,181)
Total shareholders' equity	6,355,888	5,744,155	6,125,774
Total liabilities and shareholders' equity	$13,121,021	$12,374,756	$12,516,911

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	November 2	% of Net	November 3	% of Net
	2018	Sales	2017	Sales
Net sales	$6,417,462	100.00%	$5,903,606	100.00%
Cost of goods sold	4,522,403	70.47	4,137,150	70.08
Gross profit	1,895,059	29.53	1,766,456	29.92
Selling, general and administrative expenses	1,452,916	22.64	1,349,025	22.85
Operating profit	442,143	6.89	417,431	7.07
Interest expense	24,586	0.38	23,995	0.41
Income before income taxes	417,557	6.51	393,436	6.66
Income tax expense	83,415	1.30	140,903	2.39
Net income	$334,142	5.21%	$252,533	4.28%

Earnings per share:
Basic	$1.26		$0.93
Diluted	$1.26		$0.93
Weighted average shares outstanding:
Basic	264,490		272,319
Diluted	265,522		272,881

	For the 39 Weeks Ended
	November 2	% of Net	November 3	% of Net
	2018	Sales	2017	Sales
Net sales	$18,975,234	100.00%	$17,341,536	100.00%
Cost of goods sold	13,243,053	69.79	12,085,575	69.69
Gross profit	5,732,181	30.21	5,255,961	30.31
Selling, general and administrative expenses	4,254,378	22.42	3,871,589	22.33
Operating profit	1,477,803	7.79	1,384,372	7.98
Interest expense	74,810	0.39	72,747	0.42
Other (income) expense	1,019	0.01	3,502	0.02
Income before income taxes	1,401,974	7.39	1,308,123	7.54
Income tax expense	295,743	1.56	481,318	2.78
Net income	$1,106,231	5.83%	$826,805	4.77%

Earnings per share:
Basic	$4.15		$3.02
Diluted	$4.14		$3.02
Weighted average shares outstanding:
Basic	266,404		273,567
Diluted	267,294		274,076

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	November 2	November 3
	2018	2017
Cash flows from operating activities:
Net income	$1,106,231	$826,805
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	336,363	298,571
Deferred income taxes	25,790	37,573
Loss on debt retirement	1,019	3,502
Noncash share-based compensation	31,191	24,948
Other noncash (gains) and losses	26,623	12,787
Change in operating assets and liabilities:
Merchandise inventories	(388,113)	(340,090)
Prepaid expenses and other current assets	(13,559)	(15,198)
Accounts payable	310,552	384,101
Accrued expenses and other liabilities	84,008	58,901
Income taxes	(5,649)	(147,375)
Other	(339)	(1,645)
Net cash provided by (used in) operating activities	1,514,117	1,142,880

Cash flows from investing activities:
Purchases of property and equipment	(550,916)	(488,616)
Proceeds from sales of property and equipment	1,835	1,005
Net cash provided by (used in) investing activities	(549,081)	(487,611)

Cash flows from financing activities:
Issuance of long-term obligations	499,495	599,556
Repayments of long-term obligations	(576,977)	(751,927)
Net increase (decrease) in commercial paper outstanding	(23,200)	59,400
Costs associated with issuance and retirement of debt	(4,384)	(9,524)
Repurchases of common stock	(647,502)	(298,735)
Payments of cash dividends	(231,228)	(212,934)
Other equity and related transactions	12,007	(2,828)
Net cash provided by (used in) financing activities	(971,789)	(616,992)

Net increase (decrease) in cash and cash equivalents	(6,753)	38,277
Cash and cash equivalents, beginning of period	267,441	187,915
Cash and cash equivalents, end of period	$260,688	$226,192

Supplemental cash flow information:
Cash paid for:
Interest	$95,429	$85,143
Income taxes	$275,689	$592,945
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$79,627	$75,249

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	November 2	November 3
	2018	2017	% Change
Consumables	$5,058,839	$4,625,401	9.4%
Seasonal	687,640	636,519	8.0%
Home products	371,833	346,339	7.4%
Apparel	299,150	295,347	1.3%
Net sales	$6,417,462	$5,903,606	8.7%

	For the 39 Weeks Ended
	November 2	November 3
	2018	2017	% Change
Consumables	$14,819,290	$13,425,273	10.4%
Seasonal	2,171,184	2,017,150	7.6%
Home products	1,071,627	1,007,137	6.4%
Apparel	913,133	891,976	2.4%
Net sales	$18,975,234	$17,341,536	9.4%

Store Activity

		For the 39 Weeks Ended
		November 2	November 3
		2018	2017

Beginning store count		14,534	13,320
New store openings		750	1,044
Store closings		(57)	(43)
Net new stores		693	1,001
Ending store count		15,227	14,321
Total selling square footage (000's)		112,734	106,349
Growth rate (square footage)		6.0%	8.4%

CONTACT:
Investor Contacts:
Jennifer Beugelmans (615) 855-5537
Kevin Walker (615) 855-4954

Media Contacts:
Crystal Ghassemi (615) 855-5210